EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company

______________

Two Rivers Announces Formation of Water Redevelopment Company

Investor Update Call Scheduled For Thursday, March 30th

DENVER, Colorado – March 28, 2017 – Two Rivers Water & Farming Company (“Two Rivers” OTCQB: TURV) is pleased to announce it has created a separate company to focus on its existing and future investments in water.  The new subsidiary is Water Redevelopment Company, a Delaware corporation.  Water Redevelopment has completed its first initial seed capital of $257,000. After this first initial round, Two Rivers’ owns 99% of Water Redevelopment Company.

Water related assets represent approximately $31 million of Two Rivers’ $48 million assets on the books. The purpose of Water Redevelopment is to have an entity with its sole focus on the Company's water assets, to achieve maximum gain for Two Rivers and its shareholders.

To address investors’ questions on Two Rivers strategy, the Company is pleased to host an investor call on March 30th at 4:15 p.m EDT, 15 minutes after the close of the stock market.  Interested participants are invited to call-in up to 15 minutes prior to scheduled call.  The phone number is 888-298-3511 (or international:  +1 719-325-2458), conference ID 7339870 and a playback of the call will be available for the 2 weeks after the call by dialing 888-203-1112 (or international: +1 719-457-0820), with the same conference ID. Time will be set aside to ask questions of Management.  Participating in this call will be Two Rivers’ President and CEO, Wayne Harding and Vice President of Finance and Accounting, Bill Gregorak.

Over the past several years, Two Rivers has been focused on its irrigated farming and greenhouse development for marijuana grow operations, through its subsidiary GrowCo Inc.  GrowCo designs and builds state-of-the-art infrastructures for marijuana growers, however GrowCo does not touch the plant.  Commenting on GrowCo, Wayne Harding, CEO of Two Rivers, stated “GrowCo is now gaining traction with two tenants in its first greenhouse and the further development of our Pueblo marijuana focused grow campus.  It is our plan to take GrowCo’s design & build solutions to other states where medicinal and/or recreational use of marijuana is now legal.”

Harding continued, "Additionally, after three years of disappointing results, Two Rivers has liquidated its irrigated farming business.  Now is the time to re-focus our efforts on our most basic core asset, water, and monetizing it for maximum gain where Two Rivers' water assets are located.  This is a very exciting time for our Company and its shareholders.”

Water Redevelopment Company will focus on development and redevelopment of infrastructure for water management and delivery.  Water Redevelopments’ first efforts will be development projects in the Huerfano-Cucharas water basin located in southeastern Colorado where it currently owns water assets.  This basin contains approximately 1,900 square miles and is the last undeveloped watershed in Colorado’s front range.  The planned projects are as follows:

  In January 2011, with the purchase of the Orlando land and water rights, Two Rivers entered into a water supply agreement to supply water resources for real estate development in Huerfano County, Colorado.  The resource charge to be received by Water Redevelopment is $6,500 per water tap.  There are approximately three water taps per acre foot of water to render a value of $19,500 per acre foot.  Water Redevelopment believes that the supply of water taps will become available sometime in 2018. The proper legal filings and development plan will be made soon.

  Part of the Huerfano-Cucharas basin includes the Huerfano Lake.  This lake has an 1888 storage decree of 2,000 acre feet.  The storage decree allows for multiple fill and discharge over each season.  The first step will be to dredge the Huerfano Lake to fully recognize its storage right and rehabilitation of the ditch system providing water to this lake.  Once completed, water can be leased to the agriculture community.  A wildlife sanctuary will also be considered.

  The rehabilitation of the Cucharas #5 reservoir will soon be underway.  In early 2016, Two Rivers and the State of Colorado entered into a stipulation agreement whereby the prior earthen dam will be taken down to silt level with the intent to reconstruct the dam.

About Two Rivers

Two Rivers assembles its water assets by acquiring irrigated farmland with senior water rights. In November 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is building state-of-the-art greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights. Two Rivers’ long term strategy focuses on the value of our water assets and how to monetize it for maximum gain, including communities near where our water assets are located.

About Water Redevelopment Company

Water Redevelopment Company is a subsidiary of Two Rivers and focuses on development and redevelopment of water management and delivery infrastructure.  Water is one of the most basic, core assets.  Water Redevelopment's first area of focus is in the Huerfano-Cucharas river basin in southeastern Colorado.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance Two Rivers will be able to initiate and operate its grow facilities in accordance with its business plans.  These forward-looking statements are made as of the date of this news release, and Two Rivers assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Wayne Harding

Two Rivers Water & Farming Company
(303) 222-1000
mailto: info@2riverswater.com